Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated September 13, 2024, on our audits of the consolidated financial statements of Southern Missouri Bancorp, Inc. as of June 30, 2024 and 2023 and for the fiscal years ended June 30, 2024, 2023 and 2022, which report appears in the Annual Report on Form 10-K of Southern Missouri Bancorp, Inc. for the fiscal year ended June 30, 2024.  We also consent to the incorporation by reference of our report dated September 13, 2024, on our audit of the internal control over financial reporting of Southern Missouri Bancorp, Inc. as of June 30, 2024, which report appears in the Annual Report on Form 10-K of Southern Missouri Bancorp, Inc. for the fiscal year ended June 30, 2024.

/s/ Forvis Mazars, LLP

Springfield, Missouri

March 17, 2025